EXHIBIT 10.1

2008 Long-Term Incentive Program

The Mid-America Apartment Communities, Inc.’s, the “Company”, 2008 Long-Term Incentive Plan, the “Plan” provides for awards of restricted shares of the Company’s common stock equivalent to the dollar amount determined by multiplying the participant base salary, as of July 1, 2008, by an opportunity percentage as earned.  The share price to be used in defining the number of any and all shares to be awarded will be the Company’s closing common stock price as of July 1, 2008 (such that participants would also participate in, and be motivated to drive, share price increase post July 1, 2008).

All participants will participate in an Annual Program which will offer award opportunity percentages between 0% and 50%. Executive officers will additionally participate in a Multi-Year Program which will offer award opportunities between 0% and 300%.

Annual Program

The Annual Program would award restricted shares, and subsequent full vesting of those shares, based on the following performance from July 1, 2008 through December 31, 2009:

1.
Shares for the annual service based award (issuance of restricted shares contingent on maintaining employment in good standing through vesting of the shares) will be issued on July 1, 2008 and will achieve maximum (fastest) vesting if the Company’s total shareholder return, or “TSR”, over the annual performance period reaches or exceeds a pre-set level. If that level of TSR is achieved, the service based shares will vest 50% on January 1, 2010 and 50% on January 1, 2011.  If TSR is below the required level over the annual performance period, the shares will vest 25% on January 1, 2011, 25% on January 1, 2012, 25% on January 1, 2013 and 25% on January 1, 2014.

2.
Portions of the annual performance based award opportunity will be earned if TSR over the performance period reaches pre-defined levels. TSR over the performance period much reach a minimum level to receive any shares. Any shares earned in the annual performance based award will be issued on January 1, 2010. All shares earned under the performance based award opportunity of the annual program will vest 50% on January 1, 2010 and 50% on January 1, 2011, dependent upon continued employment in good standing through each vest date.

Multi-Year Program

The Multi-Year Program (based solely on TSR performance) would award restricted shares, and subsequent full vesting of those shares, based on the following performance over the period of July 1, 2008 through December 31, 2011:

1.
Half of the award opportunity will be based on the Company’s TSR (absolute performance). The Company’s TSR over the performance period will determine if no shares, Threshold level shares, Target level shares or High level shares are awarded.

2.
The other half of the award opportunity will be based on the Company’s TSR performance as compared to the Apartment REIT Sector (relative performance). The Company’s TSR over the performance period between the 20th percentile and the 33rd percentile will earn 50% of the Threshold Level. TSR ranking between the 33.1 percentile and the 66th percentile will earn 50% of the Target Level, and TSR ranking in the 66.1 percentile or higher will earn 50% of the High Level.

a.
The Apartment REIT Sector performance will be the average of the following companies: AEC, AIV, AVB, BRE, CLP, CPT, EQR, ESS, HME, PPS, and UDR. Any individual company will be excluded from the average if that company announces a material event which impacts their stock performance. An example of a material event would be an announcement resulting in the stock of the company no longer trading in its current form (due to a merger, the company going private, etc.).

3.
Any shares earned through the Multi-Year Program will be issued on January 1, 2012 and will vest 25% on 1/1/2013, 25% on 1/1/2014, 25% on 1/1/2015, and 25% on 1/1/2016, dependent upon continued employment in good status through each vest date.

Dividends

Participants will be eligible to receive dividends on shares during any and all applicable vesting periods.

Vesting Resulting from Terminations

In the event of a “termination for cause” or a “voluntary termination”, as determined by the Human Resources Department, issued and vested shares will be retained by the participant and any issued and unvested shares will be immediately forfeited.

Early vesting may occur as a result of any of the following: “termination for good reason”, “termination without cause”, “death”, “disability”, “retirement” or “change in control”. Immediately upon any of these events, issued and vested shares will be retained by the participant and any issued and unvested shares will become fully vested.

For the sole purpose of the 2008 Long-Term Incentive Plan, for a termination to be eligible to be considered a “retirement”, the terminated participant must have attained the age of 65 by the termination date.

“Termination for good reason”, “termination without cause”, “death”, “disability”, and “retirement” shall be determined in accordance with the policies and procedures of the Human Resources Department. A “change of control” means any of the following events which occur before the final vesting of the share grant:

1.
any “person”, as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors, regardless of whether or not the Board shall have approved the acquisition of such securities by the acquiring person;

2.
individuals who, as of the effective date of this Agreement, constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company, unless any such change is approved by the vote of at least 80% of the members of the Board of Directors of the Company in office immediately prior to such cessation;

3.
the Company is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Company are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than 80% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

4.
the Company in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such sale;

5.
the Company and its affiliates shall sell or transfer (in a single transaction or series of related transactions) to a non-affiliate business operations or assets that generated at least two-thirds of the consolidated revenues (determined on the basis of the Company's four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of the Company and its subsidiaries immediately prior thereto;

6.
the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K (or any successor, form or report or item therein) that a change in control of the Company has occurred;

7.	the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

8.	any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.

Equity Restructurings

In the event that any unusual or non-recurring transactions, including an unusual or non-recurring dividend or other distribution (whether in the form of an extraordinary cash dividend, dividend of shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event affects the shares or other securities of the Company, then the Compensation Committee of the Board of Directors shall in an equitable and proportionate manner (and, as applicable, in such equitable and proportionate manner as is consistent with Sections 422 and 409A of the Code and the regulations thereunder) either: (i) adjust any or all of (1) the aggregate number of shares or other securities of the Company (or number and kind of other securities or property) with respect to which awards may be granted under the 2008 Long-Term Incentive Plan; (2) the number of shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding awards under the 2008 Long-Term Incentive Plan, provided that the number of shares subject to any award shall always be a whole number; (3) the grant or exercise price with respect to any award under the 2008 Long-Term Incentive Plan; and (4) the limits on the number of shares that may be granted to participants under the 2008 Long-Term Incentive Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding award.